Exhibit 99.1

PR Newswire Released 3:57 p.m. EDT

Contact: Jeffrey M. O'Connell

Phone: (770) 645-4800

BWAY CORPORATION

APPOINTS PRESIDENT AND CHIEF OPERATING OFFICER

Atlanta, GA, March10, 2006 -- BWAY Corporation announced today that Kenneth M. Roessler has been appointed President and Chief Operating Officer of the Company.

Mr. Roessler joined the Company in February 2000 as Executive Vice President of Sales and Marketing. Since September 2004, Mr. Roessler has served as President and Chief Operating Officer of BWAY Packaging, the Company's aerosol and general line rigid metal packaging division.

Commenting on the appointment, Mr. Jean-Pierre Ergas, BWAY Corporation Chairman and Chief Executive Officer, stated that, "Over the past six years, Ken's leadership in sales and market share development, combined with solid accomplishments on the operating side of the business has contributed substantially to our growth, market position, and value for our shareholders.

"We will continue to operate the Company with two separate divisions. In addition to his new role, Ken will continue to serve as President and Chief Operating Officer of BWAY Packaging Division. Tom Linton, who joined the Company with the July 2004 acquisition of NAMPAC, will continue to serve as President and Chief Operating Officer of the NAMPAC Division, a leading producer of rigid plastic packaging, reporting to Ken."

BWAY Corporation is the leading manufacturer of rigid steel and plastic containers for the general line category of the North American container industry.